Exhibit 3.84

ARTICLES OF INCORPORATION

OF

BL DEVELOPMENT CORP.

The undersigned hereby creates a corporation under Chapter 302A of the Minnesota Statutes and adopts the following Articles of incorporation.

ARTICLE 1

NAME

The name of the Corporation is BL Development Corp.

ARTICLE 2

REGISTERED OFFICE

The address of the registered office of the Corporation is 13705 First Avenue North, Plymouth, Minnesota 55441.

ARTICLE 3

CAPITAL

A.	The Corporation is authorized to issue one hundred million (100,000,000) shares of capital stock, having a par value of one cent ($.01) per share in the case of common stock, and having a par value as determined by the Board of Directors in the case of preferred stock, to be held, sold and paid for all such times and in such manner as the Board of Directors may from time to time determine in accordance with the laws of the State of Minnesota.

B.	In addition to any and all powers conferred upon the Board of Directors by the laws of the State of Minnesota, the Board of Directors shall have the authority to establish by resolution more than one class or series of shares, either preferred or common, and to fix the relative rights, restrictions and preferences of any such different classes or series, and the authority to issue shares of a class or series to another class or series to effectuate share dividends, splits or conversion of the Corporation’s outstanding shares.

C.	The Board of Directors shall also have the authority to issue rights to convert any of the Corporation’s securities into shares of stock of any class or classes, the authority to issue options to purchase or subscribe for shares of stock of any class or classes, and the authority to issue share purchase or subscription warrants or any other evidence of such option rights which set forth the terms, provisions and conditions thereof, including the price or prices at which such shares may be subscribed for or purchased. Such options, warrants and rights, may be transferable or nontransferable and separable or inseparable from other securities of the Corporation. The Board of Directors is authorized to fix the terms, provisions and conditions of such options, warrants and rights, including the conversion basis or bases and the option price or prices at which shares may be subscribed for or purchased.

ARTICLE 4

SHAREHOLDER RIGHTS

A.	No shareholder of the Corporation shall have any preemptive rights.

B.	No shareholder of the Corporation shall have any cumulative voting rights.

ARTICLE 5

The name and address of the incorporator, who is a natural person of full age are:

William M. Mower

3300 Norwest Center

90 South Seventh Street

Minneapolis, Minnesota 55402

ARTICLE 6

WRITTEN ACTION BY LESS THAN ALL OF THE DIRECTORS

Any action required or permitted to be taken at a Board meeting, other than an action requiring shareholder approval, may be taken by written action of the Board of Directors if signed by the number of directors that would be required to take the same action at a meeting at which all directors were present.

ARTICLE 7

LIMITED LIABILITY OF DIRECTORS

To the fullest extend permitted by law, a director shall have no personal liability to the Corporation or its shareholders for breach of fiduciary duty as a director. Any amendment to or repeal of this Article 7 shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE 8

OBLIGATIONS OF CERTAIN BENEFICIAL OWNERS; RIGHTS OF REDEMPTION

A.

No Person may become the Beneficial Owner of five percent (5%) or more of any class or series of the Corporation’s issued and outstanding Capital Stock unless such Person agrees in writing to: (i) provide to the Gaming Authorities information regarding such Person, including without limitation thereof, Information regarding other gaming-related activities of such Person and financial statements, in such form, and with such updates, as may be required by any Gaming Authority: (ii) respond to written or oral questions that may be propounded by any Gaming Authority; and (iii) consent to the performances of any background investigation that may be required by any Gaming Authority, including without limitation thereto, an investigation of any criminal record of such Person.

B.	Notwithstanding any other provisions of these Articles, but subject to the provisions of any resolution of the Board of Directors creating any series of preferred stock or any other class of stock which has a preference over common stock with regard to dividends or upon liquidation, outstanding shares of Capital Stock held by a Disqualified Holder shall be subject to redemption at any time by the Corporation by action of the Board of Directors. The terms and conditions of such redemption shall be as follows:

(1)	the redemption price of the shares to be redeemed pursuant to this section B of Article 8 shall be equal to the Fair Market Value of such shares or such other redemption price as required by pertinent state or federal law pursuant to which the redemption is required;

(2)	the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

(3)	if less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selections first of the most recently purchased shares thereof, selection by lot, or selection in any other manner determined by the Board of Directors;

(4)	at least (30) days’ written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder) provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

(5)	from and after the Redemption Date or such earlier date as mandated by pertinent state or federal law, any and all rights of whatever nature, which may be held by the Beneficial Owners of shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and they shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

(6)	such other terms and conditions as the Board of Directors shall determine.

C.	Definitions, Capitalized terms used in this Article 8 shall have the meanings provided below.

“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Act”). The term “registrant” as used in said Rule 12b-2 shall mean the Corporation.

“Beneficial Owner” shall mean any person who, singly or together with any of such person’s Affiliates or Associates, directly or indirectly, has “beneficial ownership” of Capital Stock (as determined pursuant to Rule 13d-3 of the Act).

“Capital Stock” shall mean any common stock, preferred stock, special stock, or any other class or series of stock of the Corporation.

“Disqualified Holder” shall mean any Beneficial Owner of shares of Capital Stock of the Corporation or any of its Subsidiaries, whose holding of shares of Capital Stock may result or, when taken together with the holding of shares of Capital Stock by any other Beneficial Holder, may result, in the judgment of the Board of Directors, in (i) the disapproval, modification, or non-renewal of any contract under which the Corporation or any of its Subsidiaries has sole or shared authority to manage any gaming operations, or (ii) the loss or non-reinstatement of any license or franchise from any governmental agency held by the Corporation or any Subsidiary to conduct any portion of the business of the Corporation or any Subsidiary, which license or franchise is conditioned upon some or all of the holders of Capital Stock meeting certain criteria.

“Fair Market Value” of a share of Capital Stock shall mean the average Closing Price for such a share of each of the 45 most recent days during which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall have been given pursuant to Paragraph (4) of section B of Article 8; provided, however, that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, “Fair Market Value” shall be determined by the Board of Directors and provided, further, however, that “Fair Market Value” as to any purchase any stock subject to redemption within 120 days prior to Date need not (unless otherwise determined by the Board of Directors purchase prior paid for such shares. “Closing Price” on any day means closing sales prices or, in case no such sale takes place, the average closing bid and asked price on the composition tape for the New York – listed stocks, or, if stock of the class or series in question is composite taps on the New York Stock Exchange, or, if such exchange, on the principal United States Securities Exchange, the Act on which such stock is listed, or, if such stock is not exchange, the highest closing sales price or bid quotation for National Association of Securities Directors, Inc., Automated (including the National Market Systems) or any system then in prices or quotations are available, the fair market value on the determined by the Board of Directors in good faith.

“Gaming Authorities” shall mean the National Indian the Mississippi Gaming Commission organized pursuant to the Control Act and any successors thereto, or any other tribal or regulating any form of gaming that has jurisdiction over the Subsidiaries.

“Person” shall mean any natural person, corporation association, government, governmental agency, or any other in an individual, fiduciary, or any other capacity.

“Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to section B of this Article 8.

“Redemption Securities” shall mean any debt or equity securities of the Corporation, any Subsidiary or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to Paragraph (4), section B of Article 8, at least equal to the Fair Market Value of the shares to be redeemed pursuant to section B of Article 8 (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

“Subsidiary” shall mean any company of which a majority of any class of equity security is beneficially owned by the Corporation.

IN WITNESS WHEREOF, I have signed my name this 8th day of April, 1993.

/s/ William M. Mower
William M. Mower, Incorporator

77-862

State of Minnesota

SECRETARY OF STATE

Certificate of Merger

I, Joan Anderson Growe, Secretary of State of Minnesota, certify that: the documents required to effectuate a merger between the entities listed below and designating the surviving entity have been filed in this office on the date noted on this certificate; and the qualification of any non-surviving entity to do business in Minnesota is terminated on the effective date of this merger.

Merger Filed Pursuant to Minnesota Statutes, Chapter: 302A

State of Formation and Names of Merging Entities:

MN: GGC ACQUISITION SUBSIDIARY, INC.
MN: BL DEVELOPMENT CORP.

State of Formation and Name of Surviving Entity:

MN: BL DEVELOPMENT CORP.

Effective Date of Merger: 9:01 AM November 30, 1995

Name of Surviving Entity After Effective Date of Merger:

BL DEVELOPMENT CORP.

This certificate has been issued on: November 30, 1995

Joan Anderson Growe

Secretary of State.

GGC ACQUISITION SUBSIDIARY, INC.

ARTICLES AND PLAN OF PARENT-

SUBSIDIARY SHORT FORM MERGER

Pursuant to Section 302A.621 of the Minnesota Business Corporation Act, the undersigned officer of GGC Acquisition Subsidiary, Inc., a Minnesota corporation (hereinafter referred to as the “Parent Corporation,”) which is the owner of 100% of the outstanding capital stock of BL Development Corp., a Minnesota corporation (hereinafter referred to as the “Surviving Corporation”), hereby executes and files these Articles of Merger:

FIRST: The Plan of Merger, in the form of resolutions duly adopted by unanimous written action of the Board of Directors of the Parent Corporation, effective November 30, 1995, is attached hereto as Exhibit A.

SECOND: The number of outstanding shares of each class and series of the Surviving Corporations and the number of shares of each class and series owned by the Parent Corporation are as follows:

Designation of Class & Series	Number of Outstanding Shares	Number of Shares Owned by Parent Corporation
Common Stock, $.01 par value	1,000	1,000

THIRD: The Parent Corporation is the only shareholder of the Surviving Corporation and therefor a copy of the Plan of Merger was not required to be mailed to any other shareholders of the Surviving Corporation under Minnesota Statutes Section 302A.621.

FOURTH: The Plan of Merger has been duly approved by the Parent Corporation under Minnesota Statutes Section 302A.621.

FIFTH: The merger shall be effective on November 30, 1995.

Dated November 30, 1995.

GGC ACQUISITION SUBSIDIARY, INC.

By:	[Illegible]
Its:	President

EXHIBIT A

GGC ACQUISITION SUBSIDIARY, INC.

RESOLUTIONS OF THE BOARD OF DIRECTORS

WHEREAS, The Company owns 100% of the Issued and outstanding capital stock of BL Development Corp., a Minnesota corporation (the “Subisidiary”), consisting of 1000 shares of Common Stock, $.01 par value; and

WHEREAS, The Company desires to effect the merger of the Company with and into the Subsidiary pursuant to Section 302A. 621 of the Minnesota Business Corporation Act.

NOW, THEREFORE, BE IT RESOLVED, that the Company be merged with and into the Subsidiary pursuant to Section 302A.621 at the Minnesota Business Corporation Act, in accordance with the further resolutions set forth below (which resolutions shall constitute the Plan of Merger).

RESOLVED FURTHER, that at the effective time of the merger, (i) all 1,000 of the issued and outstanding shares of the common stock of the Subsidiary in the name of the Company shall be canceled and (ii) each outstanding share of common stock of the Company shall be converted into and exchanged for 10 shares of the common stock of the Subsidiary.

RESOLVED FURTHER, that the Articles of Incorporation of the Subsidiary shall remain in effect without any amendment.

RESOLVED FURTHER, that the merger shall be effective the later of (i) November 30, 1995 or (ii) the date of filing of articles of merger with the Secretary of State of the State of Minnesota in the manner required by law.

RESOLVED FURTHER, that any officer of the Company be and hereby is authorized and directed to make, sign and acknowledge, for and on behalf of the Company, articles of merger setting forth the foregoing Plan of Merger and such other information as required by law, and to cause such articles to be filed for record with the Secretary of State of the State of Minnesota in the manner required by law.

RESOLVED FURTHER, that the officers of the Company, and each of them, be and they hereby are authorized, for and on behalf of the Company, to take such other action as such officers, or any of them, shall deem necessary or appropriate to carry out the purpose of the foregoing resolutions.

2

7T-862

State of Minnesota

SECRETARY OF STATE

CERTIFICATE OF MERGER

I, Mary Kiffmeyer, Secretary of State of Minnesota certify that: the documents required to effectuate a merger between the entities listed below and designating the surviving entity have been filed in this office on the date noted on this certificate; and the qualification of the individual merging entities to do business in Minnesota is terminated on the effective date of this merger.

Merger Filed Pursuant to Minnesota Statutes, Chapter: 302A

State of Formation and Names of Merging Entities:

MN: BL DEVELOPMENT CORP.
MN: BL UTILITY CORP.

State of Formation and Name of Surviving Entity:

MN: BL DEVELOPMENT CORP.

Effective Date of Merger: October 13, 1999

Name of Surviving Entity After Effective Date of Merger:

BL DEVELOPMENT CORP.

This certificate has been issued on: October 13, 1999

Mary Kiffmeyer
Secretary of State.

ARTICLES OF MERGER AMONG

BL DEVELOPMENT CORP.

AND

BL UTILITY CORP.

BL Development Corp., a Minnesota corporation (“Surviving Corporation”); and BL Utility Corp., a Minnesota corporation (“Utility”), pursuant to Minnesota Statutes, Chapter 302A, hereby adopt and approve the following Articles of Merger.

ARTICLE I

Merger

Pursuant to that certain Merger Agreement and Plan of Merger (the “Merger Agreement”) among Surviving Corporation, and Utility dated effective September 30, 1999 a copy of which is attached hereto as Exhibit A, Utility is hereby merged into Surviving Corporation, and Surviving Corporation is declared to be the surviving corporation pursuant to such merger (the “Merger”).

ARTICLE II

Effective Date

The Merger shall become effective at 11:59 p.m. Central Standard Time, on September 30, 1999 (the “Effective Time”).

ARTICLE III

Implementation

The Merger shall be implemented in the manner described in the Merger Agreement.

ARTICLE IV

Approvals

The Merger has been authorized and approved, effective as of September 30, 1999, by the respective boards of directors and the respective sole shareholders of the Surviving Corporation, BL Development Corp.

IN WITNESS WHEREOF, these Articles of Merger are executed as of September 15, 1999, shall be filed with the Minnesota Secretary of State on or before September 30, 1999, and shall be effective at the Effective Time.

BL DEVELOPMENT CORP.

BY	/s/ Trudy D Fountain
Trudy D Fountain
Assistant Secretary

BL UTILITY CORP.

BY	/s/ Trudy D Fountain
Trudy D Fountain
Assistant Secretary

EXHIBIT A

MERGER AGREEMENT AND PLAN OF MERGER

BL DEVELOPMENT CORP.

AND

BL UTILITY CORP.

This Merger Agreement and Plan of Merger (this “Agreement”) is made effective September 15, 1999 by and among BL Development Corp., a Minnesota corporation (“Surviving Corporation”); and BL Utility Corp. (“Utility”) both of which are sometimes hereinafter referred to as the “Merging Corporations”.

ARTICLE I

Merger

Pursuant to this Agreement and the provisions of Minnesota Statutes, Chapter 302A, Utility shall be merged into Surviving Corporation, and Surviving Corporation shall be the surviving corporation pursuant to such merger (the “Merger”).

Following the Merger, the separate existence of Utility shall cease, and Surviving Corporation shall continue in existence as a Minnesota corporation with all of the rights, privileges, obligations and responsibilities of both the Merging Corporations.

ARTICLE II

Effective Date

The Merger shall become effective at 11:59 p.m. Central Standard Time, on September 30, 1999 (the “Effective Time”).

ARTICLE III

Cancellation of Common Stock

At the Effective Time:

(i) subject to the provisions of Article IV below, each share (a “Common Share”) of common stock of Utility, $.01 par value per share, then issued and outstanding shall, pursuant to the Merger, be cancelled without the payment of any consideration for such cancellation; and

(ii) the holder of each certificate representing a Common Share shall cease to have any rights as shareholder of Utility, except to the extent specifically provided otherwise by applicable Minnesota law.

ARTICLE IV

Disserting Shareholders

Any holder of Common Stock who dissents from the Merger in the manner prescribed by applicable Minnesota law shall be entitled to receive payment for the value of such Common Stock in the manner prescribed by Minnesota law. Such holder shall not be entitled to cast any vote with respect to such Common Stock after the Effective Time, or receive any dividend or other distribution with respect to such Common Stock declared after the Effective Time.

ARTICLE V

Organization of Surviving Corporation

The articles of incorporation and bylaws of Surviving Corporation as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of Surviving Corporation as the surviving corporation following the Merger, until amended in accordance with the applicable provisions of such articles of incorporation and bylaws.

The directors and all officers of Surviving Corporation immediately prior to the Effective Time shall be the directors and officers of Surviving Corporation as the surviving corporation following the Merger, until their successors are duly elected and qualified.

ARTICLE VI

General Provisions

A. Property and Interests. All real and personal property, debts, and interests of each of the Merging Corporations shall, as of the Effective Time and without further act or deed, be the property, debts and interests of Surviving Corporation as the surviving corporation pursuant to the Merger. Any confirmation deed, assignment or other instrument necessary or appropriate to evidence Surviving Corporation’s interest in such property, debts and interests may at any time be signed and delivered in the name of Surviving Corporation by any of its then current officers, or in the name of Utility Surviving Corporation as successor by merger and acting by any of Surviving Corporation’s then current officers.

B. Liabilities. All liabilities and obligations of each of the Merging Corporations shall, as of the Effective Date, be the liabilities and obligations of Surviving Corporation as the surviving corporation pursuant to the Merger.

IN WITNESS WHEREOF, each of the Merging Corporations has executed this Agreement as of the effective date stated above.

BL DEVELOPMENT CORP.

By	/s/ Trudy D. Fountain
Trudy D. Fountain
Assistant Secretary

BL UTILITY CORP.

By	/s/ Trudy D. Fountain
Trudy D. Fountain
Assistant Secretary

STATE OF MINNESOTA DEPARTMENT OF STATE FILED OCT 13, 19ILLEGIBLE
Mary Kiffmeyer
Secretary of State